Exhibit 11
Silver Lake Sumeru Fund, L.P.
Silver Lake Technology Investors Sumeru, L.P.
2775 Sand Hill Road, Suite 100
Menlo Park, California 94025
June 8, 2010
Power-One, Inc.
New Power-One, Inc.
740 Calle Plano
Camarillo, California 93012
Re:	Confirmation and Acknowledgement of Transfer Restrictions
Ladies and Gentlemen:
Reference is hereby made to (i) the Securities Purchase Agreement, dated April 23, 2009 (the “Purchase Agreement”), among Power-One, Inc., a Delaware corporation (the “Company”), Silver Lake Sumeru Fund, L.P. (“SLS”) and Silver Lake Technology Investors Sumeru, L.P. (“SLT”, and together with SLS, the “Investors”) and (ii) the Prospectus, filed by New Power-One, Inc., a Delaware corporation (“New Power-One”, and together with the Company, “you”), on April 27, 2010 with the SEC with Registration Number 333-165533 (the “Prospectus”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.
As you are aware, Section 8.1(f) of the Purchase Agreement provides that the Investors shall not be subject to any restrictions on Transfer other than as set forth in the Purchase Agreement, applicable Law and, to the extent applicable, the Registration Rights Agreement. The Investors hereby consent to the adoption of the Reorganization (as defined in the Prospectus) and agree that, subject to your assurances in the immediately succeeding sentence, the Reorganization will not be inconsistent with Section 8.1(f) of the Purchase Agreement. You hereby acknowledge and agree that, in accordance with Section 8.1(f) of the Purchase Agreement, following the Reorganization neither New Power-One nor the Board of Directors of New Power-One (or any committee thereof) shall take any action pursuant to the authority provided in Section 12.11(b) of the Certificate of Incorporation of New Power-One (the “Charter”), as in existence as of the date hereof, or any successor or similar provision thereto, that would restrict or otherwise impose any restriction upon (x) any Investors Securityholders’ ability to Transfer (as defined in the Charter) any of their respective Securities or (y) any Transfer (as defined in the Charter) of Securities that any Investors Securityholder may make in any manner other than as set forth in the Purchase Agreement, applicable Law and, to the extent applicable, the Registration Rights Agreement.
This letter agreement shall become effective when executed by each of the signatories hereto (including the Company and New Power-One) and may be executed in one or more counterparts and each such counterpart hereof shall be deemed to be an original instrument but all such counterparts together shall constitute but one agreement. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
[Remainder of Page Intentionally Blank]

Very Truly Yours, SILVER LAKE SUMERU FUND, L.P.
By:	SILVER LAKE TECHNOLOGY ASSOCIATES SUMERU, L.P., its general partner

By:	SLTA SUMERU (GP), L.L.C., its general partner

By:	SILVER LAKE GROUP, L.L.C., its managing member

By:	/s/ Kyle T. Ryland
	Name:	Kyle T. Ryland
	Title:	Managing Member

SILVER LAKE TECHNOLOGY INVESTORS SUMERU, L.P.
By:	SILVER LAKE TECHNOLOGY ASSOCIATES SUMERU, L.P., its general partner

By:	SLTA SUMERU (GP), L.L.C., its general partner

By:	SILVER LAKE GROUP, L.L.C., its managing member

By:	/s/ Kyle T. Ryland
	Name:	Kyle T. Ryland
	Title:	Managing Member

[Signature Page to the Acknowledgement Letter]

Acknowledged and Agreed, as of the date first above written: POWER-ONE, INC.
By:	/s/ Tina D. McKnight
	Name:	Tina D. McKnight
	Title:	General Counsel

NEW POWER-ONE, INC.
By:	/s/ Tina D. McKnight
	Name:	Tina D. McKnight
	Title:	General Counsel

[Signature Page to the Acknowledgement Letter]